Putnam New York Tax Exempt Income Fund 030 Annual 11/30/10

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 	Class A      $45,395
	Class B          681
	Class C	       1,459

72DD2	Class M	          70
	Class Y	         192


73A1	Class A    $0.356611
	Class B	    0.301692
	Class C	    0.289574

73A2	Class M	    0.332625
	Class Y     0.375251

74U1	Class A	     130,885
	Class B	       1,909
	Class C	       5,635

74U2	Class M		 200
	Class Y	         664

74V1	Class A	       $8.44
	Class B	        8.43
	Class C		8.44

74V2	Class M		8.45
	Class Y		8.45



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.